SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2006

RADIOSHACK CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-5571 (Commission File Number)	75-1047710 (IRS Employer Identification No.)

Mail Stop CF3-203, 300 RadioShack Circle, Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code) (817) 415-3700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

_          Written communications pursuant to Rule 425 under the Securities Act

_          Soliciting material pursuant to Rule 14a-12 under the Exchange Act

_          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

_          Pre-commencement communications pursuant to Rule 13e-4(c) under the  Exchange Act

Item 2.05.	Costs Associated with Exit or Disposal Activities

On August 9, 2006, RadioShack Corporation (the “Company”) filed a Form 8-K announcing that it was preparing a plan to reduce its corporate overhead through headcount reductions, primarily in general and administrative areas, to take place in the third quarter of 2006. At the time of the filing, the Company was unable in good faith to make a determination of an estimate or range of estimates required by paragraphs (b), (c) and (d) of Item 2.05 of Form 8-K with respect to the reductions.

Pursuant to Item 2.05 of Form 8-K, the Company is now filing an amended Form 8-K to announce its determination of such estimates. In connection with the reductions, the Company estimates that it will incur a pre-tax charge of approximately $9 million and cash outlays of approximately $11 million for one-time termination benefits. The cash outlays exceed the charge due to previously-accrued vacation expense associated with the former positions. The charge will be incurred during the fiscal quarter ending September 30, 2006, and the cash outlays will be made over a period of time. The Company does not anticipate incurring any other material charges in connection with these reductions.

Statements made in this Current Report on Form 8-K that are forward-looking involve risks and uncertainties and are indicated by words such as “estimates,” “anticipates” and other similar words or phrases. These uncertainties include, but are not limited to, the execution and impact of our turnaround plan, our wireless carrier transition, economic conditions, product demand, competitive products and pricing, availability of products, the regulatory environment and other risks indicated in filings with the SEC such as RadioShack’s most recent Forms 10-K and 10-Q.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized this 1st day of September, 2006.

RADIOSHACK CORPORATION /s/ David S. Goldberg ------------------------------------------ David S. Goldberg Senior Vice President - General Counsel and Corporate Secretary